Exhibit 99.1

SWIFT TRANSPORTATION COMPANY ACQUIRES CENTRAL REFRIGERATED TRANSPORTATION, INC.

Phoenix, AZ (August 6, 2013) - Swift Transportation Company (“Swift”) (NYSE: SWFT) announced that today it acquired privately held Central Refrigerated Transportation, Inc. (“Central”), a leading provider of refrigerated trucking services, in a transaction valued at $225 million, including approximately $189 million in cash and $36 million of assumed capital lease obligations and other financial debt.

Headquartered in West Valley City, Utah, Central is a premium service truckload carrier specializing in temperature-controlled freight transportation. Central is the fifth-largest provider of temperature-controlled truckload services in the U.S., generating $504 million of revenue and $50 million of EBITDA over the twelve months ended June 30, 2013. The combination of Central’s business with Swift’s existing refrigerated business is expected to make Swift the nation’s second largest temperature-controlled truckload provider.

The transaction has been structured to allow synergies to be realized according to an integration plan developed in collaboration with Central management, with cost savings opportunities in the areas of maintenance, fuel and facilities, among others, and revenue opportunities from new and existing customers.

Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the principal owner of Central. Given Mr. Moyes’ interests in the temperature-controlled truckload industry, the Swift Board of Directors established a Special Committee of the Board in May of 2011 to evaluate Swift’s expansion of its temperature-controlled operations, including the potential acquisition of Central as well as other acquisition candidates. The Special Committee is comprised of the four independent directors and is chaired by William Post. The Special Committee evaluated alternative business opportunities, including organic growth and various acquisition targets, and negotiated the terms of this transaction with Central. The Special Committee was advised by an independent legal advisor, Baker Botts LLP., and an independent financial advisor, Lazard.

Mr. Post said, “We are pleased to be acquiring a growing and profitable business at an attractive valuation, diversifying our suite of services. This acquisition will allow Swift to be an immediate player in the over-the-road temperature controlled market.”

Richard Stocking, Swift’s President and Chief Operating Officer, said, “It makes perfect sense for Swift and Central to combine their businesses at this time. Our customers are looking for comprehensive solutions to their transportation needs and this combination will enable us to better serve them.”

For accounting presentation purposes, given Mr. Moyes’ ownership interest in both Swift and Central, the transaction is expected to be accounted for as a combination of entities under common control similar to the pooling of interests method. Under common control accounting, the historical results of Central will be combined with Swift’s. Thus, the transaction is expected to be immediately accretive to net earnings per diluted share before the consideration of synergies, and is expected to increase Swift’s full year 2013 Adjusted EPS by approximately $0.10, excluding one-time transaction costs.

8-K and Conference Call Details

Swift will file a Form 8-K with the SEC which includes a copy of the purchase agreement and a detailed presentation regarding the transaction. The presentation may also be found on Swift’s website at http://ir.swifttrans.com. Questions regarding the acquisition may be submitted via email to Investor_Relations@swifttrans.com. Questions will be accepted until 9:30 pm EDT today, Tuesday, August 6th. A conference call to review the presentation and answer previously submitted questions is scheduled for tomorrow, August 7, 2013 at 9:00am EDT. The conference call will be hosted by Bill Post, Chairman of the Special Committee, Richard Stocking, President and Chief Operating Officer of Swift, and Ginnie Henkels, Executive Vice President and Chief Financial Officer of Swift. Participants may access the call using the following dial-in numbers:

U.S./Canada: (800) 480-8614

International/Local: (706) 501-7951

Conference ID: 29221906

A transcript of the conference call, as well as a link for the replay, will be available as soon as possible following the call at http://ir.swifttrans.com.

About Swift

Swift is a multi-faceted transportation services company and the largest truckload carrier in North America. As of June 30, 2013, Swift operated a tractor fleet of approximately 16,300 units, comprised of 12,200 tractors driven by company drivers and 4,100 owner-operator tractors, a fleet of 52,200 trailers, and 8,700 intermodal containers from 35 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift uses sophisticated technologies and systems that contribute to asset productivity, operating efficiency, customer satisfaction, and safety.

Forward Looking Statements

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates”, “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “should,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Swift management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2012. You should understand that many important factors, in addition to those listed in our filings with the SEC, could impact Swift financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements, and the prices of Swift’s securities may fluctuate dramatically. Swift makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.

Contact Info:

Jason Bates, Vice President of Finance and Investor Relations Officer

or

Ginnie Henkels, Executive Vice President and Chief Financial Officer

Office: 602-269-9700